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                                                           Registration No. 333-
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                    TRW INC.
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             (Exact name of registrant as specified in its charter)

            OHIO                                      34-0575430
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(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

1900 RICHMOND ROAD, CLEVELAND, OHIO                                     44124
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(Address of Principal Executive Offices)                              (Zip Code)

                       TRW INC. DEFERRED COMPENSATION PLAN
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                            (Full title of the plan)

                         WILLIAM B. LAWRENCE, SECRETARY
                                    TRW INC.
                               1900 RICHMOND ROAD,
                              CLEVELAND, OHIO 44124
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                     (Name and address of agent for service)

                                 (216) 291-7230
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          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                        Proposed              Proposed maximum
Title of securities             Amount to be        maximum offering             aggregate            Amount of
to be registered                 registered          price per share        offering price (1)    registration fee

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
Deferred Compensation
Obligations(2)                $100,000,000(3)            100%                 $100,000,000           $26,400.00

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

(1) The maximum aggregate offering price is based upon an estimate, solely for the purpose of computing the registration fee.

(2) The Deferred Compensation Obligations are unsecured obligations of TRW Inc. to pay deferred compensation in the future in accordance with the terms of the TRW Inc. Deferred Compensation Plan.

(3) Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement also relates to deferred compensation obligations of TRW Inc. incurred pursuant to the same employee benefit plan for which Registration Statement No. 333-20351 on Form S-8 is currently effective. A registration fee in the amount of $22,727.27 was paid at the time of filing of such Form S-8. Pursuant to Rule 429, $14,390,892 of the obligations remaining available for issuance under the TRW Inc. Deferred Compensation Plan are hereby carried forward to this Registration Statement on Form S-8.


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                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the information specified in this Part I of Form S-8 will be sent or given to the participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of
Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by TRW Inc. ("TRW" or the "Company") are incorporated herein by reference, except to the extent that any statement or information therein is modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference:

         (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1999;

         (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000; and

         (c)  the Company's Current Report on Form 8-K dated January 24, 2000.


         Until the Company files a post-effective amendment to this Registration Statement indicating that all securities offered have been sold, or deregistering all such securities which remain unsold, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Under the Plan, the Company will provide eligible employees the opportunity to enter into agreements for the deferral of a specified percentage or dollar amount of their incentive compensation, as defined in the Plan (the "Incentive Compensation"). The obligations of the Company under such agreements (the "Obligations") will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan. The Plan is unfunded and the



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Company is not required to set aside assets to be used for payment of the value of the Obligations. Participants have no right, interest or claim in the assets of the Company, except as unsecured general creditors.

         The description of the terms and conditions of the Obligations in this
Item 4 is qualified by reference to the Plan, which is incorporated herein by reference to Exhibit 10(r) of the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

         The amount of compensation to be deferred by each participating employee (each, a "Participant") will be determined in accordance with the Plan based on elections by each Participant. Each Obligation will be payable on a date selected by each Participant in accordance with the terms of the Plan. In the event of a Participant's termination of employment with the Company, any Obligation will be payable as specified in the Plan. The Obligations will be indexed to the performance of one or more investment alternatives individually chosen by each Participant from a list of available investment alternatives. Each Participant's Obligation will be adjusted to reflect the performance, whether positive or negative, of the selected investment alternatives, including any appreciation or depreciation. The Obligations will be denominated and payable in United States dollars.

         Neither a Participant nor any other person may assign, alienate, sell, seize, sequester, transfer, pledge, or encumber the Obligations prior to actual payment of deferred compensation.

         The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Participant, at the option of the Company or through operation of a mandatory or optional sinking fund or analogous provision. However, the Company reserves the right in its sole discretion to amend, suspend or terminate the Plan at any time, except that no such suspension or termination shall adversely affect the right of the Participant to the balance of his or her deferred account as defined in the Plan without the consent of the person affected.

         The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices and beneficiary designations, responding to any requests for consents, waivers, amendments or information pertaining to the Obligations, enforcing covenants and taking action upon default.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The validity of the Obligations being registered has been passed upon by William B. Lawrence, Executive Vice President, General Counsel and Secretary of TRW Inc. Mr. Lawrence is eligible to participate in the Plan.



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ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees, and agents within prescribed limits. Ohio law permits, and the Company's Regulations require, the Company to indemnify a Director, officer, employee and certain other persons ("Covered Persons") against expenses, judgments, fines, and settlements reasonably incurred in a nonderivative suit, and against expenses reasonably incurred in a derivative suit, if the Covered Person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company. In addition, Ohio law permits, and the Company's Regulations require, the Company to indemnify a Covered Person in a criminal action or proceeding, other than in a derivative suit, if the person had no reasonable cause to believe his or her conduct was unlawful. The Company's Regulations require the Company to indemnify a Covered Person against amounts paid in settlement of a derivative action up to an amount that would reasonably have been expended in the person's defense if the proceeding had been prosecuted to conclusion.

         Unless ordered by a court, no indemnification of expenses in a derivative suit is authorized by Ohio law or permitted by the Company's Regulations if the Covered Person is finally adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company. However, if a Covered Person is successful on the merits or in defense of any matter, indemnification of expenses is mandatory. In addition, under Ohio law, a Director's expenses shall be paid by the Company as they are incurred, provided the Director agrees to reasonably cooperate with the Company and to repay the amounts advanced if it is proved by clear and convincing evidence that the Director's action or failure to act was done with reckless disregard for the best interests of the Company. The Company's Regulations permit the Company to make payments in advance of final disposition of an action to Covered Persons if authorized by the Company's Directors.

         Under Ohio law, a Director is not liable for monetary damages unless it is proved by clear and convincing evidence that the Director's action or failure to act was undertaken with deliberate intent to cause injury to the Company or with reckless disregard for the best interests of the Company. There is, however, no comparable provision limiting the liability of officers, employees, or agents of a corporation. Neither the statutory right to indemnification, nor the rights set forth in the Company's Regulations, is exclusive, and each is in addition to any other rights granted to persons seeking indemnification.

         The Company's Directors and officers are insured under policies of insurance maintained by the Company against certain losses, subject to various limitations and exclusions, arising from claims made against them, including claims made against them under the securities laws, by reason of being or having been Directors or officers. Insurance is also provided, subject to various limitations and exclusions, to certain officers and Directors acting in their capacities as fiduciaries.





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ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         The Exhibits to this Registration Statement are listed in the Exhibit Index on Page 8, which Exhibit Index is incorporated herein by this reference.

ITEM 9.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


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         (4)    That for purposes of determining any liability under the
                Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



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                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lyndhurst, State of Ohio, on the 26th day of May, 2000.

                           TRW INC.

                           By  /s/ William B. Lawrence
                               ----------------------------------------------
                               William B. Lawrence, Executive Vice President, General Counsel and Secretary

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE                  TITLE                              DATE
---------                  -----                              ----

J. T. GORMAN*              Chairman of the Board, Chief       May 26, 2000
                           Executive Officer and Director
D. M. COTE*                President, Chief Operating         May 26, 2000
                           Officer and Director
C. G. MILLER*              Executive Vice President and       May 26, 2000
                           Chief Financial Officer
T. A. CONNELL*             Vice President and Controller      May 26, 2000
M. H. ARMACOST*            Director                           May 26, 2000
M. FELDSTEIN*              Director                           May 26, 2000
R. M. GATES*               Director                           May 26, 2000
G. H. HEILMEIER*           Director                           May 26, 2000
C. R. HOLLICK*             Director                           May 26, 2000
K. N. HORN*                Director                           May 26, 2000
D. B. LEWIS*               Director                           May 26, 2000
L. M. MARTIN*              Director                           May 26, 2000
J. D. ONG*                 Director                           May 26, 2000
R. W. POGUE*               Director                           May 26, 2000

         William B. Lawrence, by signing his name hereto, does hereby sign and execute this Registration Statement on behalf of each of the above-named officers and Directors of TRW Inc., pursuant to a power of attorney executed by each of such officers and Directors and filed with the Securities and Exchange Commission.

* By     /s/ William B. Lawrence                                   May 26, 2000
         --------------------------------------------
         William B. Lawrence, Attorney-in-fact


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                                  EXHIBIT INDEX
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EXHIBIT
 NUMBER                    DESCRIPTION OF EXHIBIT
 ------                    ----------------------

  4 TRW Inc. Deferred Compensation Plan (as Amended and Restated Effective January 1,
                  1999) (Exhibit 10(r) to TRW Annual Report on
                  Form 10-K for the year ended December 31, 1998, is incorporated herein by reference)

  5               Opinion of William B. Lawrence

  15              Letter Re: Unaudited Financial Information

  23(a)           Consent of William B. Lawrence (included in
                  Exhibit 5)

  23(b)           Consent of Ernst & Young LLP

  24              Power of Attorney